EXHIBIT 10.1

February 22, 2010

C. Dowd Ritter

(at the Address on file with Regions)

Re:	Consulting Terms

Dear Dowd:

On behalf of the Board, I thank you for over 40 years of service. I speak for all of us when I say that you have demonstrated remarkable leadership and immeasurable commitment to Regions.

Although we accept your decision to retire from active employment, we have asked you to continue to provide advice and assistance on a part time basis to both Regions and the Board. The purpose of this letter is to confirm the agreements that we have reached. Again, we are appreciative of your continued support.

1. Purpose of Engagement

Upon the terms and subject to the conditions of this letter, you agree to serve as a consultant to Regions Financial Corporation (“Regions”) and the Board of Directors to Regions (the “Board”). As a consultant, you agree to perform the services set forth on the attached exhibit (the “Services”). You agree to perform the Services faithfully and diligently for Regions as set forth in this letter.

Your duties as a consultant shall not require you to perform more than 75 days per year of consulting services. In addition, without limiting in any way your obligations under this Section 1, Regions and you confirm that it is currently anticipated that your duties as a consultant would decrease to no more than 20% of the average level of services performed by you during your last three years of employment with Regions.

2. Term

The term of your consulting arrangement will be from April 1, 2010 until March 31, 2015 (the “Term”), unless it is sooner terminated or renewed, each as provided in this letter. You are under no obligation to continue this engagement beyond the Term. Additionally, Regions and you may terminate the Term before its scheduled expiration as provided in Section 5.

3. Fees

During the first year of the Term you will receive an annual retainer of $475,000. The annual retainer will reduce to $400,000, $300,000, $200,000 and $100,000 on each anniversary of the first day of the Term. Your annual retainer will be payable in monthly installments. In addition, during the Term, Regions shall provide you with administrative support appropriate for the Services being provided, as determined by Regions in its discretion, and reimburse actual out-of-pocket expenses reasonably incurred by you in connection with the Services (subject to Regions policy, as in effect from time to time).

4. Restrictions

Without written consent of Regions, you agree not to, directly or indirectly, represent, become employed by, perform services for, consult to, or advise in any manner or have any material interest in any Competitive Entity for the duration of the Term. A “Competitive Entity” shall mean (1) any banking organization that competes anywhere within Regions’ “footprint” (i.e., where Regions or any of its subsidiaries regularly conducts business) with any of the business activities engaged in by Regions or any of its subsidiaries at any time during the Term or (2) any entity or business attempting to acquire an interest in a banking organization described in clause (1). Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this Section 4.

In addition, without written consent of Regions, you agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of Regions), directly or indirectly, in any capacity (whether for your own interest or any other person’s or entity’s interest) any employee or prospective employee of Regions or any of its subsidiaries for the duration of the Term.

This Section 4 is in addition to any other restrictive covenants you may have agreed to with Regions. This Section 4 shall in no way limit the restrictions contained in those covenants and those covenants shall in no way limit the restrictions contained in this Section 4.

5. Renewal and Termination

Regions or you may terminate the Term for any reason before its scheduled expiration by written notice to the other, which notice may be effective immediately. No part of the Consulting Fee will be payable for any period following the date of termination. In the event of any early termination of the Term pursuant to the preceding sentence, your obligations under Section 4 will continue until the earlier of (1) the first anniversary of the date of termination of the Term or (2) the date the Term was otherwise scheduled to expire but for the early termination. However, if Regions terminates the Term other than as a result of your material violation of Section 4, you shall have no further obligation under Section 4.

The Term may be renewed from time to time if agreed in writing by Regions and you (although neither party has any obligation to agree to a renewal).

6. Independent Contractor

You agree that you are performing the Services as an independent contractor and not as an employee of Regions. You shall be responsible for the payment of all applicable taxes levied or based upon the Consulting Fee and for all non-reimbursable expenses attributable to the rendering of Services. Nothing in this letter shall be deemed to constitute a partnership or joint venture between Regions and you nor shall anything in this letter be deemed to constitute Regions or you as the agent of the other. During the Term, neither you nor Regions shall be or become liable to or bound by any representation, act or omission whatsoever of the other.

7. Miscellaneous

You agree that any and all contracts, correspondence, books, accounts and other sources of information relating to Regions’ business shall be available for inspection at your office by Regions’ authorized representative during ordinary business hours upon reasonable notice to you. Neither party shall assign, transfer or subcontract this letter or any of its obligations hereunder without the other party’s express, prior written consent. Notwithstanding the foregoing, Regions may assign this letter to a purchaser of all, or substantially all, of Regions’ assets.

No payment under this letter shall be made in violation of applicable law, including, without limitation, the provisions of the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008. Except to the extent subject to federal law, this letter shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Alabama applicable to agreements made and to be performed entirely within such State.

You acknowledge that your Services are of a specific, unique and extraordinary character and that your breach or threatened breach of the provisions set forth in Section 4 will cause irreparable injury to Regions for which monetary damages alone will not provide an adequate remedy. Accordingly, in addition to any rights or remedies Regions may have available to it under this letter or otherwise, it also shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining you from committing or continuing any violation of Section 4. You agree that no bond will need to be posted for Regions to receive such an injunction and no proof will be required that monetary damages for violations of this non-competition provision would be difficult to calculate and that remedies at law would be inadequate. You also will forfeit any additional amounts which otherwise would have been payable to you under this letter.

If any provision of this letter is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this letter will not be affected.

This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof. This letter may be modified only in a writing signed by you and Regions.

Any notices given under this letter (1) by Regions to you shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (2) by you to Regions shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of Regions at Regions corporate headquarters.

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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.

Very truly yours,

Regions Financial Corporation

Earnest W. Deavenport, Jr.
Lead Independent Director

David B. Edmonds
Senior Executive Vice President

Accepted and Agreed:

C. Dowd Ritter

Exhibit

The following will constitute the Services to be performed:

1.	Provide strategic advice and counsel regarding all aspects of the business to the Chief Executive Officer of Regions, to the Chairman of Regions and to the Board of Directors of Regions.

2.	Be available to meet with, and to be involved with, clients and counterparties, at the request of Regions, where Regions believes that your personal knowledge, attendance and participation could be beneficial to Regions.

3.	Assist with Regions’ management development initiatives and counsel and mentor Regions’ younger executives.

4.	Represent Regions at industry functions and/or with industry trade groups.

5.	Perform such other services as the parties may mutually agree upon from time to time during the Term.